AllianceBernstein
Moderator: Philip Talamo
January 24, 2007
5:00 p.m. EST

OPERATOR: Thank you for standing by, and welcome to the AllianceBernstein fourth quarter 2006 earnings review. At this time all participants are in- listen only mode. After the formal remarks there will be a question and answer session and I will give you instructions on how to ask a question at that time.

As a reminder, this conference is being recorded and will be archived for one week. I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Mr. Philip Talamo. Go ahead.

PHILIP TALAMO, DIRECTOR OF INVESTOR RELATIONS, ALLIANCEBERNSTEIN: Thank you, Lindsay. Good afternoon everyone, and welcome to our fourth quarter Earnings Review. As a reminder, this conference call is being webcast and is supported by a slide presentation that can be found on our web site at alliancebernstein.com.

Presenting our results today is Jerry Lieberman, President and Chief Operating Officer. Lew Sanders, our Chairman and Chief Executive Officer and Bob Joseph, our CFO, will also be available to answer questions at the end of Jerry’s formal remarks.

I’d like to take this opportunity to note that some of the information we present today may be forward looking in nature, and as such is subject to certain SEC rules and regulations regarding disclosure. Our disclosure regarding forward looking statements can be found on page two of our slide presentation as well as in the risk factors section of our 2005 Form 10-K.

In light of the SEC’s regulation FD, management is limited in responding to inquiries from investors and analysts in a non-public forum. Therefore, we encourage you to ask all questions of a material nature on this call.

At this time I’d like to turn the call over to Jerry Lieberman.

JERRY LIEBERMAN, PRESIDENT AND COO, ALLIANCEBERNSTEIN: Thank you, Phil, and good afternoon to everyone on the call. I’ll start today’s call with a few highlights and then add some additional commentary and texture on the quarter and the full year.

Well it all starts with investment returns, and the capitals markets produced strong gains globally, driven by a growing global economy and robust corporate earnings. From a relative performance perspective, AllianceBernstein’s Value Equity services continued to outperform their benchmarks and our Fixed Income services continued their trend of improving performance.

Conversely, performance in our Growth Equity services materially lagged their respective benchmarks in the quarter and for the year, although the three, five and ten year period returns for these services remain generally competitive.

Our firm’s organic growth rate was strong for the quarter and the year. We ended the year with client assets under management of just under $717 billion, an increase of 23.9 percent for the year, as market appreciation, performance and net inflows added $138 billion to AUM.

Operating partnership net revenues were nearly $1.2 billion for the quarter, up 30.3 percent versus fourth quarter ’05, with performance fees a significant contributor. Operating income was up 48 percent and Net Income increased by more than 45 percent to a record $421 million.

Net income and distribution per unit for AllianceBernstein Holding, the publicly traded partnership, were a record $1.48, up 45.1 percent versus the fourth quarter of 2005.

Finally, there is a very recent development that we mentioned in our press release this afternoon. This relates to an error that may require a fourth quarter adjustment to earnings on the order of $0.15 per unit, however, substantial recovery of the cost of this error is anticipated. I’ll have more on this later.

Having covered the highlights for the quarter, I’ll now give you a more detailed description of our results. As shown on display four, you’ll see that all four U.S. capital market indices were up significantly for the second consecutive quarter, with the equity indices posting their best quarter of the year, and by the way, their strongest year since 2003. Moreover, the S&P 500’s gain of 15.8 percent was more than 500 basis points ahead of its 15 year average.

On display five, you’ll see that non-U.S. capital markets, as represented by the three MSCI indices, also had an outstanding quarter and year. MSCI Emerging Markets and MSCI EAFE more than doubled their impressive third quarter returns and, more importantly, the 12 month returns for all three indices were spectacular, ranging from 20.1 percent to 32.2 percent. The MSCI EAFE and MSCI World indices each recorded their best annual returns since 2003.

Meanwhile relative returns for our clients for the quarter and, more importantly, for the one, three and five year periods in our Value Equity services were extremely strong, and in some cases, outstanding. This is particularly true in our global and international service for institutional and individual clients alike with returns as high as 840 basis points higher than respective benchmarks, or Lipper averages.

Our Fixed Income services have generally done well, in some cases substantially so, performing above benchmarks for our institutional clients and above Lipper averages for our individual clients. More importantly, we’re seeing continuing improvement in the relative performance numbers in our Fixed Income services, as investments in research, analytical tools, and portfolio construction are benefiting our clients.

In contrast, our relative performance in our Growth services was weak for the year, especially in the U.S. With that said, the valuation compression between the value and growth components of the capital markets has reached a point where continued underperformance by growth appears unlikely. We believe our Growth Services are well positioned to benefit from this change in trend.

With the review of absolute and relative market returns as the backdrop, let’s turn to display seven for a summary analysis of assets on the management by distribution channel for the three months ended December 31, 2006.

As you can see, market appreciation, coupled with strong net asset inflows, resulted in AUM growth of 8.7 percent. Net flows for the quarter were approximately $10.6 billion consisting of $6.3 billion in Institutional Investments, over $2.3 billion in Retail, and nearly $2 billion in our Private Client channel.

Display eight shows changes in assets under management by channel for the 12 months ended December 31, 2006. Our AUM increased approximately $138 billion, or 23.9 percent for the year. Net inflows were strong, totaling $47.8 billion for an organic growth rate of 8.3 percent, and investment performance added $90.1 billion, or 15.6 percent.

Record gross sales of over $112.5 billion for the year were nearly 40 percent higher than 2005’s gross sales. Each channel posted a new record for gross inflows for a calendar year, with Institutional Investments totaling $53.8 billion, Retail, $44.3 billion and Private Client, $14.4 billion. Net inflows by channel consists of approximately $27.2 billion in Institutional Investments, $12.2 billion in Retail and $8.4 billion in our Private Client channel.

Turning to display nine, we have the summary of changes in AUM by Investment Service for the three months ended December 31. Our Value Equity service was clearly the main driver of total inflows for the quarter, with record net inflows of $10.2 billion. Fixed income had $1.6 billion in net inflows, while our Growth services were essentially flat.

Turning to display ten, you see for the 12 months ended December 31, Value Equities again led the way with about $54.8 billion in gross sales, and $31.5 billion in net inflows, both new firm records.

In addition, market appreciation of our Value Equity services was nearly $65 billion for a total increase of over $96 billion, or 40.5 percent in 12 months. Gross inflows for growth equities were almost $34 billion, with $13.8 billion of net inflows.

Fixed income services achieved net inflows of $6.8 billion compared to no net flows in 2005. With our improving relative performance in fixed income services, we expect Fixed Income net flows to increase still more in 2007.

Let’s turn to display 11 where I start my discussion of our distribution highlights beginning with our Institutional Investments channel. At December 31, our Institutional assets totaled $455 billion, or 63.5 percent of our overall AUM.

The 8.9 percent increase in institutional investments AUM for the quarter was primarily driven by market appreciation of $31 billion, while net inflows were about $6 billion as we funded 140 institutional mandates.

During the fourth quarter, our Value Equity and Blend Strategies services accounted for roughly 70 percent of all new assets. Now looking at it from another way, global and international services comprised approximately 75 percent of all new assets in the quarter, a continuing trend. And lastly, our pipeline of won but unfunded new institutional mandates remains strong.

Turning to display 12, you’ll see that our Retail assets under management are up $13 billion, or 8.5 percent, for the quarter, to $167 billion, and represent 23.3 percent of our total AUM.

As you can see, market appreciation accounted for most of the increase in the quarter. For the full year, net inflows were $12 billion, an organic growth rate of 8.4 percent, which is up, which was our best year since 2000 and compares to only $1.1 billion of net inflows in 2005.

The organic growth came from significant increases in Global, International and Multi Strategy services. The net flows were across both Equity and Fixed Income services and in both our U.S. and Luxembourg funds. Oh yes, 2006 marked the first year of positive net sales for U.S. retail mutual funds since 2001 and the sixth straight consecutive quarter for net flows for the channel.

Display 13 shows our Private Client channel highlights. Here you can see that the assets of our high net worth clients represent 13.2 percent of our total AUM, as total AUM grew by almost 27 percent year- over- year to $95 billion, mostly the result of market appreciation and double digit organic growth for the year.

We continued to invest in our Private Client business as we added 37 financial advisors, for a total of 298, a 14.2 percent increase over the past 12 months.

Highlights for Institutional Research Services are shown on display 14. Revenues totaled $89 million for the quarter, a 1.9 percent increase from a year ago, driven primarily by European business. However, as shown in the appendix on display 37, after adjusting for a reclassification of transaction charges associated with investment management clients, research revenues actually increased by 6.1 percent versus the prior year quarter and 16.2 percent for the year.

Our market share improved in the U.S., thanks to strong growth in algorithmic trading volumes and increased acceptance of our research services. These gains were partially offset by pricing pressure and a shift in mix to trading services having lower revenue yields. Full year revenue grew strongly in our London based operations as well, with the fourth quarter run rate recovering from some weakness in the third quarter.

Also, during the quarter Institutional Investor released results of their “Best U.S. Independents” survey, and our performance was excellent. Our analysts ranked in 26 sectors, including 23 first place finishes in the survey.

In summary, we’re quite pleased with our results for the fourth quarter and the full year for all four of our channels. The success and continued dedication to improving our level of service across all of our distribution channels, coupled with outstanding performance of our investment services, will further our progress toward achieving our goal of becoming the most admired investment firm.

Before I begin my review of financial results, I’d like to highlight the diversity of our assets under management. Turning to the center pair of pie charts on display 15, you can see that we currently have 75 percent of our $717 billion of total AUM in Equities, versus 72 percent a year ago, and manage $177 billion in Fixed Income securities.

Looking at the two other sets of pie charts, you’ll note that our firm’s business continues to become increasingly global from a client domicile and investment service perspective. The pair of pie charts on the left side of the display shows that AUM of our non-U.S. domicile clients increased by 44 percent from December 2005 to $257 billion, compared to the 24 percent increase in total AUM.

The right side of the display illustrates that over the past 12 months our assets in global and international investment services grew by 50 percent, from $257 billion to $385 billion, resulting in Global and International services now accounting for 54 percent of the firm’s total assets under management, compared to just 44 percent just one year ago.

And finally the pie charts on display 16 highlight the diversity of our investment services and the growing importance of our Blend Strategies services. Our Blend services, which are offered in U.S., non U.S. and global constructions, totaled $134 billion at quarter end, and are up 52 percent versus 2005.

Now that I’ve provided some highlights of the capital markets and our performance, asset growth, key trends in our distribution channels, and the diversity and changing nature of our asset mix, let’s turn to our firm’s financial results, starting on display 17.

Net revenues for the quarter increased 30.3 percent to approximately $1.2 billion, a record for the firm, compared to $911 million in the fourth quarter of 2005. Investment advisory fees increased by 34.1 percent, or $227 million, which represents 82 percent of the increase in net revenue.

So let’s turn to display 18 where we provide additional detail on advisory fees. Here you can see base fees were up 25.5 percent or $146 million, versus the prior quarter, to $722 million. The increase was primarily attributable to higher average AUM in all three channels, but also to a favorable mix shift to more value-added, higher-priced investment services. That is, a shift to more equities, more non-U.S. investment services as well as growth in our Alternative Investment services.

This shift manifests itself with higher average fee realizations under investment services. Another view is to consider the impact as additive to the firm’s organic growth -- the eight percent rate as measured by cash flows becomes double digits with respect to base fee revenues when mix shift is included in the calculation.

Moving down to the performance fee line, you can see our firm’s record setting total of $173 million for the quarter, up $87.7 percent versus the fourth quarter of 2005. The increase in performance fees represents more than 29 percent of the year-over-year increase in net quarterly revenues.

Although largely hedge fund related, our long-only services accounted for approximately one third of our performance fees for the year. Performance fees represent more than 19 percent of our advisory fees in the quarter, compared to less than 14 percent in the fourth quarter of 2005.

As our percent of AUM with performance fees grows, revenue and earning’s seasonality and volatility may become more pronounced as performance fees amplify the impact of investment returns.

With that said, though, the $236 million in performance fees for the year represents just six percent of our revenues, versus four percent in 2005, and provides us with the opportunity to earn significant incremental fees when we deliver for our clients.

Moving to the lower half of the display, we show advisory fees by distribution channel. Here you can see the 35.3 percent increase in our Institutional Investments channel, where higher AUM, a favorable mix change, and performance fees all contributed to the revenue increase.

In the Retail channel advisory fees increased 18 percent, benefiting from higher average AUM during the quarter. While in our Private Client channel, fees grew 45.6 percent, driven primarily by hedge fund performance fees and higher AUM, in that order.

Now, let’s turn to expenses which are summarized on display 19. The 21.6 percent growth in operating expenses for the quarter is significantly lower than the 30.3 percent increase in net revenues and resulted in a 450 basis point improvement in our operating margin in the quarter.

Display 20 provides additional detail on Employee Compensation and Benefits. The 25.4 percent, or $87 million, increase to Employee Compensation and Benefits represents almost two thirds of the increase in total operating expenses versus the fourth quarter of 2005. Base compensation is up 17.4 percent versus last year as we increased head count by 14 percent, or more than 600 staff members, to 4,914 at year end.

As I mentioned last quarter we have increased head count in operations in response to the growth in volume and the increasingly complex, global nature of our firm. Additionally, in our Retail channel we’re investing to expand distribution capacity in the U.S. and our infrastructure outside the U.S.

In our Private Client channel we continue to increase our global Financial Advisor staff levels and we’re also investing in operations and technology to support the expansion of our platform and improve operational functionality and efficiency.

The increase in the Incentive Compensation of 29.4 percent, which is significantly less than our 48 percent operating earnings increase, is attributable to an increase in Deferred Compensation and higher earnings, which drives annual cash bonuses.

Commission Expenses increased 25.7 percent, with increases in all distribution channels. We should remember that growth in commission expense is actually a leading indicator for future revenue and earnings because the full impact of new business isn’t reflected in the current P&L, since commission schedules are generally front loaded in the first year of the sale.

Turning to display 21, please note that our Promotion and Servicing line includes the Amortization of Deferred Sales Commission, which, as shown in this afternoon’s press release, was $28.7 million for the fourth quarter.

I’d like to point out that the $28.7 million includes a cumulative catch up adjustment of a prior period amortization that increased the expense by approximately $4 million. So considering the impact of this adjustment, you’ll arrive at a more appropriate run rate for at least the next few quarters.

Also on display 21 you can see the G&A increase of $31 million, or 28.8 percent. Expanded space in New York City and several U.S. Private Client offices, as well as new offices in London, Shanghai and Hong Kong accounted for approximately one third of this increase, while volume related transaction costs accounted for another third.

As I wrap up my comments, please turn to display 22 where we present a summarized income statement for AllianceBernstein for both the quarter and the full year periods. Operating margins expanded by 450 basis points for 37.6 percent for the quarter and 290 basis points for 30.9 percent for the year.

Margins benefited significantly from the increase in performance service fee revenues in both the fourth quarter and the full year and a moderation in our cash incentive compensation growth rate.

Carrying the Operating Partnership’s fourth quarter and full year Net Income forward to display 23, we show that AllianceBernstein’s Holding’s financial results. Holdings’ share of AllianceBernstein’s earnings were $137 million for the fourth quarter, versus $92 million in the same quarter last year, resulting in Net Income of $127 million or 50.5 percent better than ’05.

For full year 2006, Net Income totaled $343 million versus $248 million in 2005, an increase of 38.2 percent. As I mentioned in my opening remarks, Distribution per Unit for AllianceBernstein Holding will be $1.48, more than 45 percent higher than the $1.02 distribution in the same quarter last year. Additionally we’ll be distributing $4.02 to our unit holders for 2006, a record for the firm.

As noted earlier, we very recently discovered a clerical error in processing claims for class actions settlements on behalf of clients. The guidance we are providing on the cost of this error is based on very preliminary data. More complete information is necessary before we can establish a reserve for this matter. As such, an adjustment to the fourth quarter 2006 earning may be required. We do anticipate, however, that the bulk of the cost of this error will ultimately be recovered from available settlement proceeds and/or insurance.

In summary, this was a very good quarter capping off a very strong year for our firm. A favorable capital market environment, solid relative returns and our continued success in generating organic growth through the significant increase in our assets under management.

Our AUM became increasingly global for both the services and client domicile perspective, both the quarter and full year saw several records being set, including AUM, asset flows , revenue and Net Income.

Performance fees increased 88 percent versus the prior year quarter, the result of superior alpha generation for our clients, as well as significant organic growth in both long only and long/short services that include a performance fee component. Let me reiterate that our performance fees are and will continue to become an increasingly important part of our business, they are by nature seasonal and volatile and thus very difficult to predict.

Meanwhile, we continue to make long term investments for the future and as always, all of our financial successes are the result of providing superior service to and meeting the investment objective of our most important stakeholders; our clients.

And now, we'll take your questions.

OPERATOR: Thank you. At this time, I would like to inform everyone if you would like to pose a question at this time, please press star then the number one on your telephone keypad.

Also, I would like to inform you that management has requested that you please limit your initial questions to two in order to provide all callers an opportunity to ask questions. We welcome you to return to the queue to ask follow up questions.

It is AllianceBernstein's practice to take all questions in the order in which they were received and to empty the queue before ending the call. Your first question is coming from Niamh Alexander from CIBC. You may go ahead.

NIAMH ALEXANDER, ANALYST, CIBC: Thank you so much, great quarter. I just had a question on the compensation. If I back out the performance, the incentive compensation it still looks like there was a bit of a true up in the fourth quarter, or am I reading that incorrectly.

And then the other thing is on the incentive comp, you mentioned earlier there was a moderation in how it was calculated. Can you expand on that, just so we understand and maybe it's lower than the new basis for calculating it going forward, thanks.

JERRY LIEBERMAN: Let me answer the second piece first. Historically we have increased our incentive compensation pool in concerts with the increase in operating earnings, in this year, as I mentioned in the call, the growth in operating earnings exceeded the amount of bonuses that we paid out to the staff.

The first part of your call, as far as a true up - there's no true up anywhere. There was no true up.

NIAMH ALEXANDER: OK. So I guess the core comp line just grew with the growth in the staff and the business then?

JERRY LIEBERMAN: Exactly.

NIAMH ALEXANDER: OK.

NIAMH ALEXANDER: That's fair. And then if I could just go back to the pipeline and my second question, the pipeline with regards to the…

JERRY LIEBERMAN: Institutional.

NIAMH ALEXANDER: Institutional business.

JERRY LIEBERMAN: Yes.

NIAMH ALEXANDER: I'm just wondering if, you know, as well as kind of looking at a healthy pipeline, if you could help us frame it where it was relative to the beginning of last year because you did have those record flows last year, and then I guess just in context, are you also kind of hearing more about maybe some rebalancing of potential Institutional flows?

JERRY LIEBERMAN: As far as the pipeline, we’ve had a couple spectacular peaks over the last two years, but this is a very solid number now and probably pretty much where we were a year ago, certainly where we were a quarter ago when you saw those lists.

LEWIS SANDERS: This one was higher.

JERRY LIEBERMAN: Yes, I mean if anything, it’s slightly higher, all right. Lower from our absolute peak but trending up for the firm.

NIAMH ALEXANDER: OK.

JERRY LIEBERMAN: And -- I’m sorry, the other question?

NIAMH ALEXANDER: I’m sorry, I was just wondering if you’ve heard any feedback or got any from clients yet about maybe some rebalancing because you’ve had such a strong year.

JERRY LIEBERMAN: No, we have -- we haven’t at all.

UNKNOWN FEMALE: OK, that’s great. Thanks so much.

OPERATOR: Thank you, your next question is coming from Bill Katz from Buckingham Research. You may go ahead.

BILL KATZ, ANALYST, BUCKINGHAM RESEARCH: OK, thank you and good evening everybody. I want to stay on sort of the comp question for just one second. Jerry briefly answered the question. Has there been sort of a structural change in the methodology to which you’re paying out incentive compensation or was just 2006 an exceptional year?

JERRY LIEBERMAN: No, I think that quite frankly we had enough -- we felt that we were able to pay our staff fairly and competitively and appropriately with what we paid out and with this extraordinary increase in earnings, we just didn’t need to pay out more, so nothing more than that.

If next year’s earnings increase is smaller and competitive pressures are appropriate, then we’ll pay out what we think is appropriate.

BILL KATZ: OK, just a clarification for my next question. On the performance fees, is there any structural difference in the compensation payout relative to sort of base earnings?

JERRY LIEBERMAN: Absolutely not. That’s a practice that we stopped several years ago.

BILL KATZ: OK.

BILL KATZ: Our bigger question maybe, Lew, you can provide your thoughts as well. If you think that we might be sort poised for a more aggressive shift in style. Does the relative return of your growth platform broadly -- are there any issues there and you sort of look the -- saw that sheet that summarized the growth platform and there are a lot of sort of brackets around the numbers and I’m just sort of curious that -- would you be marginalized in any way if there was something that was more decisive today in a turn?

LEW SANDERS: Well, I think you can read the data as well as anyone on that score. I would say that our growth services are truly style-pure and to the degree that there is a performance headwind confronting the style as there was to an exceptional degree in ’06, you can anticipate our returns will amplify that negative effect and they indeed did, especially in the United States.

On the other hand, the pressure of last year notwithstanding, our trailing returns remain competitive and I might add that our standing with the consulting community, which as you know is quite granular in its assessment of the competency of the Managers they review, is strong. So, to the degree that interest in growth services grew broadly, I think we would participate.

I might add that if history is a guide, however, one shouldn’t anticipate that in the period immediately ahead because there has typically been, as you know, a pretty substantial lag between the revival of the style and the cash flows that accrued to it.

BILL KATZ: OK, thank you very much.

OPERATOR: Thank you. Your next question is coming from Robert Lee from KBW. You may go ahead.

ROBERT LEE, ANALYST, KBW: Thanks. Good afternoon. Quick question. I’m just curious if the clerical error and possibly having to establish a reserve and in the past when you’ve had to take a charge up the reserve up that’s actually impacted the cash distribution in that period or afterwards? Would -- should we -- if that happens, would we expect something similar next year?

JERRY LIEBERMAN: No, we don’t suspect that will be the case at all, Robert. As we mentioned -- first of all, this is very preliminary so we’re in the process, but we do expect to recover this either through the settlement process or through our insurance, so we do not expect to change the timing of the distributions.

Actually we think it would be wrong to do so. We’d be shifting the gains -- the earnings that we had and for the shareholders and unit holders today to unit holders of the future -- it would just be wrong.

ROBERT LEE: OK and Lew, I’m just curious, I mean, you had the -- you know, the huge increase in performance fees which you attributed to -- directly to hedge funds. Are you -- how much of this is related to the growth and underlying assets there may be related to your -- the initiatives you talked about in the other quarter about ramping up that business and becoming more aggressive in your hedge fund products.

Are you start -- is it actually starting to see some flow-through of assets there or is this just you haven’t even gotten to that point yet?

JERRY LIEBERMAN: It’s both. The performance was spectacular in the hedge funds and we are seeing an increase in our in the AUM in the hedge funds.

LEW SANDERS: I would refer you to the data we reported in the third quarter. It’s presented a history of AUM and the hedge funds and it traces very strong growth.

ROBERT LEE: OK, thank you.

LEW SANDERS: Growth which continued, by the way in the fourth quarter.

OPERATOR: Thank you. Your next question is coming from Cynthia Mayer from Merrill Lynch. You may go ahead.

CYNTHIA MAYER, ANALYST, MERRILL LYNCH: Hi, good afternoon.

JERRY LIEBERMAN: Hi, Cynthia.

CYNTHIA MAYER: I’m wondering if you could talk a little about institutional research services. I think last quarter you characterized the decline in revenues there as a blip, but it looks like it’s flat from there, so is this a new run rate?

JERRY LIEBERMAN: No, I don’t think so, but you know, December typically is just a bad month for this business, so I -- there’s some -- there’s a little bit of seasonality here, but year-over-year, the revenues are up we think nicely and no, we don’t think we have a problem there.

LEW SANDERS: Also Cynthia, you know from your observations that, quarter-to-quarter, this business manifests surprising amount of volatility, so I don’t think you should draw too much from fourth quarter results. We’re actually pretty pleased with the year-on-year gains, which were substantial both here in the United States as well in our London-based operations.

CYNTHIA MAYER: OK and just also on the clerical error, I’m just wondering if you could give a little more color on that. What went wrong, was that a particular Class Action that you were handling for mutual fund shareholders or something like that?

JERRY LIEBERMAN: We’re still gathering and analyzing the information and we feel a little uncomfortable about being more specific at this time, but it did have to do with making claims on the Class Action suit, that we were late in submitting the claims.

CYNTHIA MAYER: OK, great. Two questions only, right.

JERRY LIEBERMAN: Yes, you come back Cynthia. We’re here.

OPERATOR: The next question is coming from Christopher Spahr from Prudential. You may go ahead.

CHRISTOPHER SPAHR, ANALYST, PRUDENTIAL: Good afternoon. Quick question on modeling. Your weighted average equity ownership interest has been trending up for the past two years and I’m just wondering, should we kind of build in a few extra basis points and in going -- quarters going forward or is it -- when does it reach a steady run rate?

JERRY LIEBERMAN: Are you referring to Holding’s share of the operating partnership?

CHRISTOPHER SPAHR: Yes.

LEW SANDERS: Yes, as a function of option exercise, I think you can anticipate that that will continue to trend up slowly.

CHRISTOPHER SPAHR: And then also, just the tax rate was a little bit lower -- the effective tax rate was a little bit lower this quarter, also related to the Holding share?

LEW SANDERS: No, you’re looking at Holding. Remember that the tax rate in Holding isn’t related to income

CHRISTOPHER SPAHR: Yes.

LEW SANDERS: It’s related instead to revenue and to the degree then that operating margins are expanding, the tax rate will fall.

CHRISTOPHER SPAHR: I got you, all right. Thank you.

OPERATOR: Your next question is a follow-up question from Bill Katz. You may go ahead.

BILL KATZ: Hello, maybe Bob, you can chime in on this as well. In the revenue and the expense line, I’m sort of curious, the dividend and interest income, I presume is a function of -- the jump sequentially is a function of sort of the year-end cleanup, but have we reached a new level or expect that to trend down and conversely on the G&A line, is the 141 a new run rate or was there also some sort of year-end cleanup that might peter out a little bit as we go into the first quarter?

JERRY LIEBERMAN: There are two issues here. Let’s start out with dividend and income. There’s some seasonality in that line because mutual funds tend to pay out a lot of dividends in the fourth quarter, so that -- there’s some seasonality for that and then let’s be careful when you’re looking at interest and expense in regards to our brokerage business, which we started grossing up, I think it was one quarter ago or maybe it was two, all right, and so you have to look at those numbers then on the interest and interest lines, Bill.

BILL KATZ: but I’m saying …

JERRY LIEBERMAN: There’s nothing unusual going on here at all.

BILL KATZ: OK, now on the G&A side, sort of curious Jerry, if the 141 is a new run rate given all the investments, or was there -- taking advantage of the year-end revenue strength to sort of maybe accelerate some expenses that maybe …

JERRY LIEBERMAN: No, no, no. There’s nothing being accelerated. You could look at this as a run rate. What’s driving some of this, as I mentioned, it’s actually -- some of this is being driven by the increase in the business actually on our sell side because we have transaction fees that end up being recorded on that line.

As the volumes increase in our business, it’s been driving an increase and -- in the volume and on some of the increase transaction costs even on the buy side and the space stuff, it’s you know, we don’t come up with an office in London, that’s the most now expensive space in the world. That’s for our private client office, that’s embedded in there, so there’s nothing accelerated, there’s nothing being dumped in.

These are pretty much run rates.

BILL KATZ: Great, thank you.

LEW SANDERS: Hey Bill, I just want to add on space, remember that there won’t be, in ’07, any material new expansion in our physical infrastructure and so, the continued growth of the business holds some potential to more completely absorb that cost.

BILL KATZ: Do you feel the same way -- I think last quarter, Lew, you had mentioned that -- and I think it was the first time that you had said this in quite awhile -- seem to ask the same question every quarter, that you could see some -- maybe simplicity to your answer just now. Could you see some margin expansion, I guess normalizing for performance fees this quarter, but could we see structurally an upward bias to margins, given what seems to be a slowing investment spending cycle as well as the revenue mix shift you’ve been talking about?

LEW SANDERS: Well I, you know, that calls for forecast, Bill, but I think you can see in our results for ’06, that if we deliver for our clients and the capital markets are favorable, that there is meaningful operating leverage in the company.

BILL KATZ: OK, wonderful. Thank you.

OPERATOR: Thank you, your next question is coming from Mark Irizarry , from Goldman Sachs. You may go ahead.

MARK IRIZARRY, GOLDMAN SACHS: Oh, great, thanks for taking my question. My first question is on your fixed income flows. The -- it looks like your redemptions picked up during the quarter. Maybe you could speak to that somewhat and is, you know, that part of Jerry, your comment about kind of flows continuing in ’07.

I mean, is it partly the uptake the result of robust pipeline or less expectations of redemptions? Thanks.

JERRY LIEBERMAN: that negative number was just a CDO that terminated. There’s nothing eventful about that, it’s not a client dropping us or a termination, or anything like that and with the improved performance and we see -- the way the calls are going with prospects and clients and consultants, we feel very good about future flows in these services.

MARK IRIZARRY: OK, great, and maybe Lew, this is a question for you. Notwithstanding kind of any style shift, what can you do that’s in, you know, under your control of your own destiny, if you will, to kind of help improve performance on the growth side? Thanks.

LEW SANDERS: Well, we have a wide range of initiatives here, Mark, that you’re familiar with and expanding our research footprint and initiatives around research innovation that are directed specifically at growth services as well as an increased investment in quantitative methods, which I think holds substantial promise for alpha generation in that domain.

We’re actually, in most cases, they are rarely applied, so we feel as if we’re taking the appropriate action to benefit when that style headwinds finally dissipate. I will add, as the press release itself indicated, that the valuation structure of growth equities as compared to value, is reflecting now many consecutive years of under-performance at style, is at an unusually compressed state and while that doesn’t ensure a recovery in growth, it does suggest that the headwinds that have been so strong against this style will ameliorate and on that basis that we think investment returns, both absolute and relative, will improve.

OPERATOR: Thank you, your next question is a follow-up question from Niamh Alexander from CIBC. You may go ahead.

NIAMH ALEXANDER: Thanks for taking my question again. If I could go back to your discussion about investment in the expanding of the distribution capacity in the U.S., I understand you were referring primarily to retail there.

Can you expand a little bit more on that, because I understand you’ve had kind of a different strategy and a different approach -- to really trying to differentiate your product and your pitch to your competitors with the retail distributors.

JERRY LIEBERMAN: So you -- what happened is, as we were repositioning this channel, going back almost three years now, we actually downsized it quite a bit and now we’re back into investing and staffing up in additional salespeople and wholesalers that have been trained in the new positioning of the franchise and we just -- we’ve built that up in the course of the years or mostly commissioned salespeople and we’re -- we now, you know, really ready to go out and we think make a -- get our message out to our clients and our wholesalers.

LEW SANDERS: Actually I think I would ask you to ask that question again. Perhaps you won’t have to at the next quarterly conference call, where we might be in a position to elaborate more completely on the engagement model that we are pursuing in that particular domain.

We’re enthusiastic about its prospects and as Jerry noted, we have the plan to invest to expand our presence in that market, you see, the time is right for that for us and we do think we have a distinguished set of services and message to bring to there and we'll elaborate more completely next time we're together.

NIAMH ALEXANDER: OK. That's very helpful thanks.

OPERATOR: Your next question is a follow up question from Robert Lee from KBW. You may go ahead.

ROBERT LEE: Thank you again. I have a question on the private client business, just thinking a little bit about your 2007 objectives, I know Lew you mentioned this being office foot prints probably going to stay as it is, but what are your objectives for growing the number of advisors and that, you had a pretty healthy increase this year, are you starting to get to a point where you've got to let the advisors you have sort of mature somewhat or do you see a lot of opportunity to continue to grow that at a double digit rate?

LEW SANDERS: Yes, we think that we can expand our field force in the double digit area in '07 without any additional physical expansion. And of course, we are planning on the maturity of the large increase in the sales force that was made over the last several years to assist in driving that business. So really both factors still apply.

ROBERT LEE: OK. And maybe also in private client, is it possible to just get a little sense of maybe how your client mix there has been evolving of past couple years, you know, are you continuing to see that incrementally of more and more of your business is coming from ultra high net worth or maybe a little more color on that?

LEW SANDERS: Yes. The business has for some number of years been moving northward from a demographic profile perspective and our presence in the ultra high net worth component has grown the fastest of all of the segments that we serve in that market.

And that's not to say that we're not still achieving noteworthy growth in smaller relationships, we are, but I think our service offering is especially distinguished in the high end because our investment planning skills, especially in the domain of complex investment more of planning problems are in our judgment differentiated. And our success in the market seems to support that assertion.

ROBERT LEE: Great. Thank you again.

OPERATOR: Now we have time for one last question from Cynthia Mayer from Merrill Lynch, you may go ahead.

CYNTHIA MAYER, ANALYST, MERRILL LYNCH: Hi. Hoping I could just make it two very quick ones. One is on the comp, is any of the comp costs marked to market deferred comp this quarter?

JERRY LIEBERMAN: It's small.

CYNTHIA MAYER: OK. And the other part I wondered is just drilling down to the hedge fund feed performance fees, should we assume most of those were from global diversified?

LEW SANDERS: Actually, you shouldn't. I think the way you should see performance fees in the firm whether they're hedge funds or long only services is that they're sourced from actually a fairly diversified group of services.

And the services themselves are sourcing their alpha from an increasingly diverse array of capital market opportunities. So for instance, global diversified, as you know in its most advanced form looks to long short equity, long short fixed income currency as well as commodities as the basis for its return stream.

So, it too has a degree of internal diversification, which we think is one of its salient features competitively and one of the factors that has actually been providing the return premiums we've been earning.

CYNTHIA MAYER: OK.

LEW SANDERS: The point is since it's not one thing, it's many things.

JERRY LIEBERMAN: And it's global -- including global opportunities, global diverse side as you have mentioned, I mean the fact that different flavors are global diversified, we have some kind of long short equity hedge, it's really several services across multiple clients.

CYNTHIA MAYER: Great. Thanks a lot.

JERRY LIEBERMAN: And I don't want to -- I also want to mention that, as I mentioned earlier, a significant part, a real part of these performance fees are also long only services.

And that's a feature that we see not only in the fourth quarter, but throughout the year. And for us, we think that this is an opportunity as clients look to do this if we can perform for them, which is what we're paid to do, this is actually goes in our favor.

CYNTHIA MAYER: Great. Thanks a lot.

OPERATOR: There are no further questions sir.

PHILIP TALAMO: Thanks everyone for participating in the call. If you have any further questions, feel free to contact the IR team at any time. Enjoy the rest of your evening.

OPERATOR: This concludes today's conference call, you may now disconnect and have a great evening.

END